Exhibit 99.1

OncoGenex Expands Clinical Development of OGX-427
with a Phase 1 Clinical Trial in Bladder Cancer

BOTHELL, WA, and VANCOUVER — August 13, 2009 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI), today announced that the first patient has been dosed in an open label, dose-escalation, Phase 1 clinical trial evaluating OGX-427 when administered directly into the bladder in patients with bladder cancer. This trial is separate from an ongoing Phase 1 trial of OGX-427 administered systemically in patients with various solid tumors. OGX-427 is a second-generation antisense drug that is designed to reduce production of Heat Shock Protein 27 (Hsp27), a cell-survival protein that inhibits apoptotic cell death through multiple pathways.

The study, which will enroll up to 36 patients with bladder cancer, is designed to determine the safety and potential benefit of OGX-427 administered directly into the bladder using a catheter, which is called intravesical instillation. In addition, the study will measure the direct effect of OGX-427 on expression of Hsp27 in bladder tumor cells as well as determine the pharmacokinetics and pharmacodynamics of OGX-427 when delivered by intravesical instillation. The study is sponsored by the National Cancer Institute of Canada (NCIC). Dr. Alan So, an Assistant Professor in the Department of Urologic Sciences at the University of British Columbia and Research Scientist at the Vancouver Prostate Centre, is the study’s principal investigator.

“The current treatment for superficial bladder cancer is local resection with immunotherapy, which often has significant local and systemic side effects,” said Dr. So. “Because of the limitations of current adjuvant options, a treatment option like intravesical delivery of OGX-427 that is specifically targeted to the tumor would be desirable.”

“This Phase 1 trial of OGX-427 is an attractive trial design as removal of bladder tumor samples after treatment allows us to demonstrate inhibition of Hsp27 expression at the cellular level in the tumor,” said Scott Cormack, President and Chief Executive Officer of OncoGenex.

“By conducting this trial through an investigator-sponsored trial with leading clinical researchers at the Vancouver Prostate Centre allows us to advance the development of OGX-427 without a significant commitment of our financial resources,” Cormack added.

In preclinical studies conducted by the Vancouver Prostate Centre, OGX-427 had single-agent activity in multiple cancers. In preclinical models of bladder cancer, the investigators observed that bladder cancer tumors were significantly smaller six weeks after OGX-427 administration compared to the control group.

About OGX-427

OGX-427 is designed to reduce production of Hsp27, a protein that is over-produced in response to many cancer treatments including hormone ablation therapy, chemotherapy and radiation therapy. Hsp27 production has been shown to inhibit cell death in tumor cells through a variety of mechanisms.

OGX-427 is being evaluated in another Phase 1 clinical trial for the systemic (intravenous) treatment of solid tumors including prostate, non-small cell lung, breast, ovarian, and bladder cancers. OncoGenex Pharmaceuticals, Inc. recently announced preliminary results of this Phase 1 trial presented during an oral presentation at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting. Results as of May 2009 showed that OGX-427 was well tolerated as a monotherapy. In addition, after treatment with OGX-427 patients experienced declines in circulating tumor cells at all doses evaluated as well as evidence of reduction in tumor markers. Reductions in circulating tumor cells and tumor markers both suggest single-agent activity warranting further clinical investigation.

Similar to OGX-011, OGX-427 has potential as a treatment in a broad number of cancers.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed the Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.

OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of specific proteins in tumor cells. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.

More information about OncoGenex is available at www.oncogenex.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the potential activity and clinical benefit of OGX-427 and the anticipated clinical development activities and timing of these activities. Such forward-looking statements are subject to risks and uncertainties, including, among others: the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com

Media and Investor Contact:
Jason Spark
Porter Novelli Life Sciences
(619) 849-6005
jspark@pnlifesciences.com